February 17, 2016                                 EXHIBIT 99.1
For Immediate Release
Analyst Inquiries:                                                      Media Inquiries:
Jonathan Peisner                                                        Darci Valentine
(317) 249-4390                                                           (317) 249-4414
jonathan.peisner@karauctionservices.com                darci.valentine@karauctionservices.com

KAR Announces Agreement to Acquire Brasher’s Auto Auctions and Expansion of its Senior Secured Revolving Credit Facility
Acquisition Strengthens ADESA’s Western U.S. Footprint

Carmel, Ind.—KAR Auction Services, Inc. (NYSE: KAR) announced today that its subsidiary, ADESA, Inc., has signed a definitive agreement to acquire eight auctions owned by the Brasher family. Brasher’s eight locations are: Brasher’s Salt Lake, Brasher’s Sacramento, Brasher’s Portland, Brasher’s Boise, Brasher’s San Jose, Brasher’s Northwest, Brasher’s Reno and Brasher’s Fresno. Brasher’s key corporate and local auction personnel will maintain leadership roles across the Brasher auctions.

In 2015, Brasher’s sold approximately 190,000 vehicles, generating revenue and EBITDA of approximately $140 million and approximately $34 million, respectively. In addition to its physical auction services, Brasher’s also provides floor plan financing to its customers and has a loan portfolio of approximately $55 million.

Brasher’s will be acquired for approximately $283 million in cash. The closing of the transaction is subject to customary conditions, including the expiration or termination of the Hart-Scott-Rodino waiting period. KAR expects to finance the transaction with available cash and proceeds from its revolving credit facility. The transaction is expected to close in the first quarter of 2016.

Commenting on the acquisition, KAR Chairman of the Board and CEO Jim Hallett said, “The Brasher family is one of the most highly respected families in our industry. It is a tremendous honor that they have agreed to become part of ADESA. Brasher’s is a premier auto auction with a strong management team that shares our passion for the auction business and desire to provide the best customer service possible. I am also pleased that the members of the Brasher family and other leaders in their business have agreed to join our management team.”

Speaking on behalf of the Brasher family, John Brasher said, “For 67 years, Brasher’s has been synonymous with outstanding auto auctions. We take that commitment to our employees and our customers personally, and do not approach this sale of our auctions lightly. We fully believe that our auctions will reach even greater levels of excellence as part of ADESA.”
Stéphane St-Hilaire, CEO and President of ADESA added, “Brasher’s is a leader among independent auctions with a strong mix of commercial and dealer consignment customers. Along with increasing ADESA’s footprint in three new states, the addition of Brasher’s enhances ADESA’s physical and online buyer bases. It also increases our ancillary services, while enabling our sister company, AFC, to develop a presence at Brasher’s eight auction locations. As part of the KAR group of companies, we plan to offer Brasher’s customers the complete suite of KAR’s end-to-end vehicle remarketing services.”
- More –

Expansion of KAR’s Senior Secured Revolving Credit Facility
In order to facilitate the acquisition of Brasher’s, on Wednesday February 17, 2016, KAR Auction Services exercised the $300 million accordion feature of its existing $250 million Senior Secured Revolving Credit Facility, resulting in an expansion of this credit facility to $550 million. There were no other changes to the credit facility’s terms or conditions.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Such forward-looking statements include statements regarding the proposed transaction. Factors that may cause actual results to differ materially include the risk that KAR and Brasher’s may not be able to complete the proposed transaction, which is subject to customary closing conditions, including regulatory approval, risks that the businesses will not be integrated successfully, risks that KAR may not be able to achieve the expected synergies from the transaction and risks of disruption from the transaction. Factors that could cause or contribute to such differences include those matters disclosed in KAR’s Securities and Exchange Commission filings. KAR does not undertake any obligation to update any forward-looking statements.

About KAR Auction Services
KAR Auction Services, Inc. (NYSE: KAR), a FORTUNE® 1000 company, operates worldwide vehicle auction services and provides related services. Based in Carmel, Indiana, the KAR group of companies is comprised of ADESA, Inc. (ADESA), Insurance Auto Auctions, Inc. (IAA), Automotive Finance Corporation (AFC), and additional business units, with approximately 14,000 employees and 240 auction facilities. Together, KAR’s complementary businesses provide support, technology and logistics for the used vehicle industry. For more information, visit karauctionservices.com.

About Brasher’s Auto Auctions
Brasher’s Auto Auctions offer a full range of re-marketing services including recon, inspections, transportation, financing and wholesale automotive, RV/marine/specialty, and salvage auctions. Brasher’s sells vehicles for wholesale consignors including dealers, manufacturers, rental car companies, banks, finance and leasing institutions. Brasher’s customer-base draws from all of the western states, Mexico and Canada. For more information, visit brashers.com.

###